EXHIBIT 99.1



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                        [AFSALA BANCORP, INC. LETTERHEAD]

FOR IMMEDIATE RELEASE                  FOR FURTHER INFORMATION CONTACT:
---------------------                  --------------------------------
November 28, 1997                      John M. Lisicki
                                       President and Chief Executive Officer
                                       (518) 842-5700

          AFSALA BANCORP, INC. ANNOUNCES COMPLETION OF STOCK REPURCHASE
                    AND COMMENCEMENT OF ADDITIONAL REPURCHASE

         Amsterdam, New York -- AFSALA Bancorp, Inc. (Nasdaq National Market-AFED), the parent holding company of Amsterdam Federal Bank, today announced that it had completed the repurchase of 66,310 shares of the Company's outstanding shares of common stock. The company currently has 1,388,440 shares of common stock outstanding.

         The Company also announced today that it has received the necessary regulatory and Board approval to initiate a repurchase of up to 5% or 69,422 shares of the Company's common stock to be purchased in the open market. Mr. John M. Lisicki, President and Chief Executive Officer of the Company, indicated that the repurchase plan could mitigate some of the potentially dilutive effects of the Company's stock benefit plans and would also be available for general corporate use. The repurchases will be made from time to time in open-market transactions, subject to the availability and price of the Company's stock.

         The Company became the holding company for the Bank on September 30, 1996, following its initial public offering at the time of the conversion of the Bank from the mutual to stock form of ownership.

         Amsterdam Federal Bank is a federally-chartered savings bank which conducts its business in Fulton, Montgomery and Otsego Counties, New York, from four locations in Amsterdam, Gloversville and Oneonta. The Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). The Company's common stock is traded on the NASDAQ Stock Market/National Market System under the symbol "AFED."